Exhibit 10.2

Zions Bancorporation

2003 - 2005 Value Sharing Plan

Objective: The purpose of the 2003 – 2005 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a three-year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation (the “Company”) and its subsidiaries. It is designed to create long-term shareholder value by focusing the Participant’s attention on improving the Bank’s financial results over a three-year period.

Eligibility: Selected key members of the senior management group and other key managers in the Bank its subsidiaries as determined by the Zions Bancorporation Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”).

Effective Date: January 1, 2003, through December 31, 2005 (the “Award Period”).

Frequency of Awards: Subject to the deferral provisions enumerated in the Plan, the incentives, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

A)	Establishment of Award Fund

1)	An Award Fund will be established, the size of which will be based upon the cumulative pre-tax earnings per share of the Company during the Award Period, and the achievement of return on equity targets, as more fully outlined in the Appendix, and in “Calculation Methodology,” below.

B)	Participation Units

1)	Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of designated Units, on any Award Fund generated under this Plan during the Award Period.

C)	Calculation Methodology

1)	In order for any Award Fund to be established under this Plan, a minimum level of cumulative pre-tax earnings per share (“Qualifying Earnings”) and marginal return on equity (“Marginal ROE”) must be achieved during the Award Period, as indicated in the Appendix.

2)	Qualifying Earnings is defined as the total of the following items during the Award Period, divided by average fully diluted shares for each year during the Award Period:

a)	cumulative income before taxes;

b)	plus, a pre-tax equivalent adjustment for income from bank-qualified tax-exempt investments, or from qualifying tax credits, as determined by the Zions Bancorporation Tax Department;

c)	minus (or plus), any adjustment required to bring the Bank’s Allowance for Loan and Lease Losses (“ALLL”) to a level which is not less than the mid-point of the acceptable range as established by the Company’s Credit Examination Department. (In the event that the Credit Examination Department determines that the ALLL should be at a level greater than the midpoint of the low-high range, then this adjustment shall be the amount which is required to bring the actual ALLL to the required level);

d)	minus, the amount by which the Bank’s ALLL at the inception of the Plan exceeds the mid-point of the low-high range established by the Credit Examination Department at that point in time (as indicated in the Appendix).

3)	Marginal ROE is defined as:

a)	The cumulative GAAP net income after tax for the three-year Award Period, less, three times the adjusted net income after tax for the base period of 2002 (“Base Period”) as indicated in the Appendix;

Divided by,

The sum of the average shareholders’ equity in each of the three years of the Award Period, less, three times the average shareholders’ equity in the Base Period.

b)	An adjustment shall be made to neutralize the effect on Marginal ROE of any dividends or additions to capital which have the effect of artificially altering the ratio of average shareholders’ equity to average assets during the Award Period from the ratio in effect during the Base Period.

4)	Other Adjustments

a)	In the event the Company engages in one or more acquisitions during the Award Period, the Committee may make such adjustments to Qualifying Earnings and/or Marginal ROE as are required to neutralize, to the extent possible, the effects of any such acquisition on the Award Fund. Such adjustments shall be made at the Committee’s sole discretion, but shall generally be based upon the pro-forma financial projections presented to the Board in justification of the acquisition.

b)	Any Award Fund established under this Plan must be fully accrued and reflected in Qualifying Earnings.

c)	Unusual or “one-time” gains or losses may be subtracted from or added to Qualifying Earnings at the sole discretion of the Committee.

D)	Other Administrative Provisions

(1)	This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

(2)	The Board may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until the conclusion of the Award Period.

(4)	Participants must be employed by the Company or one of its subsidiaries at the time payment is made. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award as approved by the Board or Committee for the performance achieved for the number of full calendar quarters the Participant was engaged as an officer of the Company or its subsidiaries prior to death, disability or retirement.

If a Participant elects early retirement and becomes employed by a competitor, no payment will be made.

(5)	Each Participant will be required to defer for one year any incentive payment amount in excess of 100% of his/her base salary (except that, in the event the deferred amount is less than $10,000, the entire amount shall be immediately payable within ninety days of the end of the Award Period). Payment of the deferred amount will be paid by March 15, 2007, if conditions established in paragraph D) 4 above are met.

(6)	The Company shall retain the right to withhold payment of incentives to Participants in the event of a significant deterioration in the Company’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)	In the event a Participant transfers within Zions Bancorporation during the Award Period, he/she will be eligible to receive a pro-rata award from each participating Zions entity based on the number of months in each entity and each entity’s financial performance.

(9)	Units that are forfeited after a Participant is no longer eligible to participate in the Plan will not be transferable without the express approval of the Committee.

(10)	In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

(11)	This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX

•	Qualifying Earnings shall equal the cumulative pre-tax earnings per share of Zions Bancorporation for the period January 1, 2003 through December 31, 2005, (as adjusted in accordance with sections C and D of the Plan)

•	The minimum total Qualifying Earnings of Zions Bancorporation which must be achieved for payment of awards under this Plan is $18.656, which represents 5% annual compounded growth in adjusted pre-tax earnings per share over the course of the Award Period. (Adjusted Base Period pre-tax income is $5.636)

•	An Award Fund shall be established, equal to 2.88% of the Qualifying Earnings in excess of $16.908 per share, multiplied by the average number of fully diluted shares outstanding during the Award Period.

•	The minimum Marginal ROE of Zions Bancorporation that must be achieved for payment of awards under this Plan is 11.00%.

•	The Award Fund shall be increased by a multiplier, based upon the achievement of Marginal ROE during the Award Period as follows:

If the Marginal ROE is:	Then the multiplier is:
11.00% or less	– 0 –

14.00%	1.00

17.00%	1.50

20.00%	2.00

21.50% or greater	2.25

The multiplier will be interpolated for Marginal ROE levels falling between these benchmarks.

•	The maximum Award Fund that may be created under this Plan is $45,905,000.

•	The value of each Unit shall be equal to the total amount in the Award Fund, divided by 10,753,189.

Example:

If a Participant in the Zions Bancorporation 2003 – 2005 Value Sharing Plan is awarded 60,000 units, and the total Qualifying Earnings over the course of the three-year Award Period amount to $22.50, the average diluted outstanding shares total 92,079,000 and the Marginal ROE over the course of the Award Period is 17.5%, the amount of the incentive award would be:

Unadjusted Award Fund:

        $22.500

        –16.908

            5.592

          X 2.88%

        $    .161

          X 92,079,000

        $14,824,719

Multiplier:

1.5 + (.175 – .17) X (2.0 – 1.5) = 1.5833

                    (.20 – .17)

Total Award Fund:

$14,824,719 X 1.5833 = $23,471,978

Individual Unit Value:

$23,471,978 / 10,753,189 = $2.1828

Total Value of Units:

60,000 X $2.1828 = $130,968.00